Exhibit 99.1

FOR IMMEDIATE RELEASE	May 8, 2007

Almost Family Announces Record First Quarter 2007 Results

EPS from Continuing Operations up 74% over 2006, Net Income up 97%

Louisville, KY – Almost Family, Inc. (NASDAQ:AFAM) today announced its operating results for the quarter ended March 31, 2007.

First Quarter 2007 Highlights

•	Net Income From Continuing Operations was $1,716,168 or $0.30 per diluted share in 2007 as compared to $927,650 or $0.18 per diluted share in 2006
•	Consolidated revenues increased approximately 56%
•	Operating income from continuing operations increased 111%
•	Net income from continuing operations increased 85%
•	The Company’s VN segment revenues grew 94%
•	VN markets with no acquisition activity generated 27% revenue growth, while markets with acquisitions added $8.5 million to revenue for the quarter

William B. Yarmuth, AFAM’s Chairman and CEO commented on the results:

“We are extremely pleased to report our first quarter results in which continuing EPS increased by 74%. This is the first full quarter including the Mederi operations acquired in early December 2006. We’ve been very happy with the commitment and loyalty demonstrated by all our employees and our referral sources as we transition the largest acquisition, so far, in the history of our Company. Our integration work is on track and the acquisition has more than met our expectations for first quarter performance. Perhaps more exciting than our acquisition results, our same store revenues grew 27% from last year which we take as a reflection of the market’s affirmation of our high level of quality care.“

The Company noted that the quarter’s results also include the operations of a Jacksonville, FL home health agency acquired in mid-January. Additionally, in January 2007, the Company completed a 2-for-1 stock split. All share and per share information included in this release has been adjusted to give effect to the split for all periods presented. The number of weighted average shares outstanding for purposes of calculating diluted earnings per share increased 6% between periods.

On April 27, 2007 the Federal Centers for Medicare and Medicaid Services (CMS) published proposed regulations for Medicare reimbursement for home health services for 2008. CMS is seeking public comment and will consider those comments along with other information prior to publishing final regulations later this year. The Company noted in its May 1, 2007 release on this topic that the proposed regulations are extensive and it will take some time for its staff to analyze them and estimate, if enacted in their current form, the impact these changes would have on its home health agencies.

Quarterly Discussion

Net Income From Continuing Operations grew 85% to $1,716,168 or $0.30 per diluted share for the March 2007 quarter as compared to $927,650 or $0.18 per diluted share in the March 2006 quarter. Revenues grew 56% to $31.9 million in the March 2007 quarter from $20.5 million in the March 2006 quarter. Revenues in the Company’s “Caretenders” Visiting Nurse (VN) segment grew 94% over the same period last year.

VN Revenue Comparison

Due to the significant impact of acquisition activities on VN revenue growth, the following tables are presented comparing revenue growth by market type for the quarters ended March 31, 2007 and 2006:

VN Revenue Comparison by Market Type – All VN Operations	# of Mkts	2007	2006	Change	Percent

Newly acquired markets	17	$6,530,609	$-	$6,530,609

Markets with in-market acquisitions	7	4,208,806	2,193,862	2,014,945	91.8%
Acquisition related markets	24	10,739,416	2,193,862	8,545,554

Markets with no acquisition impact	23	12,389,258	9,749,181	2,640,076	27.1%
	47	$23,128,674	$11,943,043	$11,185,630	93.7%

VN revenues grew approximately $11.2 million between years of which 58% came from newly acquired markets, 18% came in markets with in-market acquisitions and 24% came from markets with no acquisition impact.

The following table provides a comparison of revenues related specifically to the Mederi acquisition (excludes all markets not impacted by the Mederi acquisition):

VN Markets Impacted by Mederi	# of Mkts	2007	2006	Change

Newly acquired Mederi markets	14	$5,683,530	$-	$5,683,530

Mederi markets overlapping Almost Family Markets	6	3,647,662	1,728,663	1,918,999
Mederi related markets	20	$9,331,192	$1,728,663	$7,602,529

Markets with acquisitions not related to Mederi generated $1,408,224 of revenue in the quarter ended March 31, 2007 as compared to $465,199 in 2006.

As noted in our Form 10-K for the year ended December 31, 2006, our Visiting Nurse segment operations located in Florida normally experience higher admissions during the March quarter than in the other quarters due to seasonal population fluctuations.

Results of operations for the quarters ended March 31, 2007 and 2006 are set forth in the tables below:

	March		March
	2007		2006		Change
	Amount	% Rev	Amount	% Rev	Amount	%
Net revenues
Visiting Nurses	$ 23,128,674	72.4%	$ 11,943,043	58.2%	$ 11,185,630	93.7%
Personal Care	8,820,641	27.6%	8,568,279	41.8%	252,362	2.9%
	$ 31,949,314	100.0%	$ 20,511,323	100.0%	$ 11,437,992	55.8%
Operating income
Visiting Nurses	$ 4,488,865	19.4%	$ 2,032,199	17.0%	$ 2,456,666	120.9%
Personal Care	497,953	5.6%	568,928	6.6%	(70,974)	-12.5%
	4,986,819	15.6%	2,601,126	12.7%	2,385,692	91.7%
Unallocated corporate expenses	1,875,628	5.9%	1,127,934	5.5%	747,694	66.3%
Operating Income	3,111,190	9.7%	1,473,192	7.2%	1,637,998	111.2%
Interest expense/(income)	255,708	0.8%	(37,999)	-0.2%	293,707	NM%
Pre-tax income	2,855,482	8.9%	1,511,191	7.4%	1,344,291	89.0%
Income taxes	1,139,313	3.6%	583,541	2.8%	555,772	95.2%
Net income from continuing operations	$ 1,716,168	5.4%	$ 927,650	4.5%	$ 788,518	85.0%
Income (loss) from discontinued operations, net of tax	(49,876)		(81,987)		32,111	NM
Net income	$ 1,666,293		$ 845,663		$ 820,630	97.0%

Diluted earnings per share
Diluted shares outstanding (1)	5,639,243		5,299,298		339,945	6.4%
Continuing operations	$ 0.30		$ 0.18		$ 0.13	73.9%
Discontinued operations	(0.01)		(0.02)		-	NM
	$ 0.30		$ 0.16		$ 0.14	85.2%

(1) shares adjusted to give effect to 2-for-1 share split completed in January 2007

Continuing Operations
EBITDA	$ 3,323,156	$1,750,576	$ 1,572,580	89.8%
Effective tax rate	39.9%	38.6%	1.3%

Net income including discontinued operations, was $1,666,292 or $0.30 per diluted share in the quarter ended March 31, 2007 and $845,663 or $0.16 per diluted share in 2006. During the quarter ended March 31, 2007, the Company closed its personal care operations in Cincinnati OH and Ft. Myers FL and reclassified the results of those operations to discontinued operations for all periods presented. Revenues from discontinued operations were approximately $164,000 and $283,000 in the quarters ended March 31, 2007 and 2006, respectively.

Non-GAAP Financial Measure

The information provided in the tables in this release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

EBITDA:

EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements of borrowing availability and certain covenants contained in our credit agreement.

The following table sets forth a reconciliation of Continuing Operations Net Income to EBITDA:

	Quarter Ended March 31,
	2007	2006
Net income from continuing operations	$1,716,168	$927,650
Add back:
Interest expense (income)	255,708	(37,999)
Income taxes	1,139,313	583,541
Depreciation & amortization	211,967	277,384

Earnings from continuing operations Before Interest, Income Taxes, Depreciation & Amortization (EBITDA)	$3,323,156	$1,750,576

Almost Family, Inc. TM and subsidiaries (collectively "Almost Family") is a leading regional provider of home health services. The Company has service locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Missouri, Alabama, Illinois and Indiana and (in order of revenue significance).

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.

All statements, other than statements of historical facts, included in this news release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” estimate,” “project,” anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its filing on Form 10-K for the year ended December 31, 2006, in particular information under the headings "Special Caution Regarding Forward-

Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.